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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in registration statements on Form S-3 (333-107295 and 333-107296) and Form S-8 (333-60124, 333-60328,
333-74754, 333-74790, 333-86608, 333-86610, 333-86612, 333-98273, 333-101471,
333-101473, 333-106097 and 333-106098) of Reliant Resources, Inc. of our:

     Report dated March 5, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in method of accounting for asset retirement obligations, energy trading contracts, consolidation of variable interest entities, and the change in presentation of revenues and costs of sales associated with non-trading commodity derivative activities in 2003, the change in method of presenting trading activities from a gross basis to a net basis, and goodwill and other intangibles in 2002 and, accounting for derivatives and hedging activities in 2001), on the consolidated financial statements and related financial statement schedules of Reliant Resources, Inc. appearing in this Annual Report on Form 10-K of Reliant Resources, Inc. for the year ended December 31, 2003.

     Report dated March 5, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in method of, accounting for asset retirement obligations, and the change in presentation of revenues and costs of sales associated with non-trading commodity derivative activities in 2003, goodwill and other intangibles in 2002, and derivatives and hedging activities in 2001), on the consolidated financial statements of Reliant Energy Mid-Atlantic Power Holdings, LLC appearing in this Annual Report on Form 10-K of Reliant Resources, Inc. for the year ended December 31, 2003.

     Report dated March 5, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in method of, accounting for asset retirement obligations, and the change in presentation of revenues and costs of sales associated with non-trading commodity derivative activities in 2003, goodwill and other intangibles in 2002, and the application of procedures relating to certain disclosures and reclassifications related to the 2001 financial statements that were audited by other auditors who have ceased operations and for which Deloitte & Touche LLP have expressed no opinion or other form of assurance other than with respect to such disclosures and reclassifications) on the consolidated financial statements of Orion Power Holdings, Inc. as of December 31, 2002 and 2003 and for the periods from January 1, 2002 to February 19, 2002 and February 20, 2002 to December 31, 2002 and for the year ended December 31, 2003, appearing in this Annual Report on Form 10-K of Reliant Resources, Inc. for the year ended December 31, 2003.

     Report dated March 5, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to, the change in accounting for energy trading contracts and its presentation of revenues and costs of sales associated with non-trading commodity derivative activities in 2003 and the change in method of accounting for goodwill and other intangibles, and the change in method of presenting trading activities from a gross basis to a net basis in 2002) on the consolidated financial statements of Reliant Energy Retail Holdings, LLC appearing in the this Annual Report on Form 10-K of Reliant Resources, Inc. for the year ended December 31, 2003.

DELOITTE & TOUCHE LLP

Houston, Texas
March 5, 2004